Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-33284 and 333-00973 of Public Service Company of Oklahoma on Form S-3 of our reports dated February 26, 2001, appearing in and incorporated by reference in this Annual Report on Form 10-K of Public Service Company of Oklahoma for the year ended December 31, 2000.


Deloitte & Touche LLP
Columbus, Ohio
March 28, 2001